Filed Pursuant To Rule 433

Registration No. 333-217785

November 15, 2017

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY
October 2017

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	59739568	2261690	854091	1407599	8105230	16313160
XLF	Financial Select Sector SPDR Fund	48688724	187688	113657	74032	2176437	2533615
XLU	Utilities Select Sector SPDR Fund	11566641	34121	12664	21458	266939	710126
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	10817335	65385	23815	41571	716857	1795772
XLP	Consumer Staples Select Sector SPDR Fund	10637822	30027	5324	24703	91632	206895
XLE	Energy Select Sector SPDR Fund	9759350	35418	17910	17509	582295	784646
XLI	Industrial Select Sector SPDR Fund	8470126	12283	2323	9960	90981	243930
XLK	Technology Select Sector SPDR Fund	7462302	12383	6762	5621	163818	318346
XLV	Health Care Select Sector SPDR Fund	6490124	17495	10693	6802	186646	219442
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	6369426	88	15	74	2130	64122
GLD®	SPDR Gold Shares	6116889	108205	63517	44689	2061354	948381
KRE	SPDR S&P Regional Banking ETF	5525681	15862	6904	8958	222136	261607
XLY	Consumer Discretionary Select Sector SPDR Fund	4136477	5132	2068	3065	72739	145920
XRT	SPDR S&P Retail ETF	4036993	18654	6741	11914	119581	213968
XLB	Materials Select Sector SPDR Fund	3768437	3503	1704	1800	92325	143305
XBI	SPDR S&P Biotech ETF	3436396	23311	11482	11830	183425	283719
XME	SPDR S&P Metals & Mining ETF	2380434	6432	2734	3699	144583	151272
DIA	SPDR Dow Jones Industrial Average ETF Trust	2245880	35491	19135	16357	295691	263151
FEZ	SPDR EURO STOXX 50 ETF	1851906	3331	2054	1277	173727	201160
KBE	SPDR S&P Bank ETF	1707446	2281	1142	1139	28668	54538
XLRE	Real Estate Select Sector SPDR Fund	1588513	60	31	29	1432	1224
XHB	SPDR S&P Homebuilders ETF	1257467	2719	1196	1523	69640	63501
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1067582	—	—	1	—	37
MDY	SPDR S&P MidCap 400 ETF Trust	811063	1268	681	587	40168	31935
XES	SPDR S&P Oil & Gas Equipment & Services ETF	597963	171	120	51	4046	2307
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	588253	12	9	3	221	191
RWX	SPDR Dow Jones International Real Estate ETF	490182	4	1	4	14	163
SDY	SPDR S&P Dividend ETF	353808	33	19	15	569	728

Source: Bloomberg as of Bloomberg as of 10/31/2017.

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	343539	—	—	—	—	67
GWX	SPDR S&P International Small Cap ETF	292628	—	—	—	166	—
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	282568	10	7	3	174	101
SPDW	SPDR Portfolio World ex- US ETF	194532	—	1	—	30	—
RWO	SPDR Dow Jones Global Real Estate ETF	188362	—	1	—	5	—
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	177296	—	1	—	30	—
XAR	SPDR S&P Aerospace & Defense ETF	147021	44	39	5	1011	423
GNR	SPDR S&P Global Natural Resources ETF	133041	4	4	1	94	236
RWR	SPDR Dow Jones REIT ETF	117345	12	9	3	106	72
CWI	SPDR MSCI ACWI ex-US ETF	105928	—	—	1	22	166
DWX	SPDR S&P International Dividend ETF	104737	1	1	1	45	36
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	99996	1	1	—	44	32
KIE	SPDR S&P Insurance ETF	97082	27	9	18	329	818
XPH	SPDR S&P Pharmaceuticals ETF	87482	5	4	2	127	147
GXC	SPDR S&P China ETF	64695	15	9	7	162	289
XSD	SPDR S&P Semiconductor ETF	49715	3	3	1	84	28
EWX	SPDR S&P Emerging Markets SmallCap ETF	45987	3	—	3	—	115
EDIV	SPDR S&P Emerging Markets Dividend ETF	45423	1	1	1	103	10
KCE	SPDR S&P Capital Markets ETF	17827	—	—	—	10	23
GMF	SPDR S&P Emerging Asia Pacific ETF	14028	4	1	4	45	212

Source: Bloomberg as of Bloomberg as of 10/31/2017.

State Street Global Advisors

2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.    GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.    Not FDIC Insured • No Bank Guarantee • May Lose Value State Street Global Advisors © 2017 State Street Corporation. All Rights Reserved. IBG-25855 Exp. Date: 11/30/2018 SPD001471

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.